EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of Solutia's subsidiaries as of December 31, 2011, except for unnamed subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

	Percentage of Voting Power Owned by Solutia	Jurisdiction of Incorporation
CPFilms Inc.	100%	Delaware
Flexsys America L.P.	100%	Delaware
Flexsys Chemicals (M) Sdn Bhd	100%	Malaysia
Flexsys Coordination Centre SA/NV	100%	Belgium
Flexsys Holding B.V.	100%	Netherlands
Flexsys SA/NV	100%	Belgium
Flexsys Verkauf GmbH	100%	Germany
Flexsys Verwaltungs- und Beteiligungsgesellschaft GmbH	100%	Germany
Monchem International, Inc.	100%	Delaware
Solchem Netherlands C.V.	100%	Netherlands
Solutia Brasil Ltda.	100%	Brazil
Solutia Europe SPRL/BVBA	100%	Belgium
Solutia Greater China, Inc.	100%	Delaware
Solutia Performance Products Solutia, Ltd.	100%	Mauritius
Solutia Performance Products (Suzhou) Co., Ltd.	100%	China
Solutia Services International SCA/Comm.VA	100%	Belgium
Solutia Solar GmbH	100%	Germany
Solutia Therminol Co., Ltd., Suzhou	60%	China
Solutia U.K. Limited	100%	South Wales